Exhibit 4.2.4

Execution Copy

MERGER AGREEMENT AND

PLAN OF REORGANIZATION

BY AND AMONG

CIMATRON LTD.

CIMATRON TECHNOLOGIES, INC

NORTAMIC, LLC

AND

GIBBS SYSTEM, INC.

WILLIAM F. GIBBS

Dated as of December 31, 2007

TABLE OF CONTENTS (Continued)

TABLE OF CONTENTS (Continued)

TABLE OF EXHIBITS AND PRINCIPAL SCHEDULES

Exhibits

Exhibit A - Escrow Agreement
Exhibit B - Registration Rights Agreements
Exhibit C - California Agreement of Merger
Exhibit D - Form of Cimatron's Officers' Certificates
Exhibit E - Form of Company's Officers' Certificates
Exhibit F - Form of Company's Legal Opinion
Exhibit G - Termination of Guarantees
Exhibit H - Company's Amended Lease Agreement
Exhibit I - Share Transfer Deed
Exhibit J - Form of Cimatron's Legal Opinion

Schedules

Schedule 4 - Company's Disclosure Schedule
Schedule 8.3(d) - OCS Undertaking
Schedule 8.3(h) - Key Employees

MERGER AGREEMENT AND
PLAN OF REORGANIZATION

        This MERGER AGREEMENT AND PLAN OF REORGANIZATION (together with the Company Disclosure Schedule and the other schedules hereto, the “Agreement”) is made and entered into as of December 31, 2007, by and among Cimatron Ltd., an Israeli Company (“Cimatron”), Cimatron Technologies, Inc., a Michigan corporation and a direct wholly-owned subsidiary of Cimatron Ltd. (“CTI”), Nortamic, LLC, a California limited liability company and a direct wholly-owned subsidiary of CTI (“Sub”), Gibbs System, Inc., a California Corporation (“Company”), and the President and sole shareholder of the Company, William F. Gibbs (“Gibbs”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 1.

RECITALS

    A.        The Board of Directors of the Company, Sub and Cimatron believe it is in the best interests of the stockholders of their respective companies, that Cimatron acquire the Company through the merger of the Company with and into Sub (the “Merger”), and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

    B.        The stockholders of the Company have approved the Merger, this Agreement and the transactions contemplated herein in accordance with the applicable provisions of the California Code.

    C.        At the Effective Time of the Merger, on the terms and subject to the conditions of this Agreement, (i) the Merger will become effective, and (ii) all of the shares of capital stock of the Company which are issued and outstanding immediately prior to the Effective Time of the Merger will be converted into the right to receive cash and Ordinary Shares of Cimatron.

    D.        As a condition and an inducement to the willingness of Cimatron to enter into this Agreement, Gibbs has entered into a Non-Competition Agreement (the “Non-Competition Agreement”), and an employment agreement (the “Employment Agreement”), which will become effective at the Effective Time.

    E.        The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions referred to in this Agreement and the Ancillary Agreements.

    F.        A portion of the Aggregate Purchase Price otherwise payable by the Buyers pursuant to this Agreement will be placed into escrow by the Buyers, the release of which will be contingent upon certain events and conditions, all as set forth in ARTICLE 2 and ARTICLE 9.

        NOW, THEREFORE, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1.
DEFINITIONS

1.1         Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below (with correlative meanings for the singular or plural forms thereof):

        “2007 Financial Statements” has the meaning ascribed to such term in Section 2.12.

        “AAA ”has the meaning ascribed to such term in Section 9.2(f).

        “Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

        “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For purposes of this Agreement, the term “Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership interests, by contract or otherwise.

        “Aggregate Purchase Price” has the meaning ascribed to such term in Section 2.67.

        “Agreement” has the meaning ascribed to it in the forepart of this Agreement.

        “Ancillary Agreements” means any agreements entered into between any of the parties hereto in connection with the transaction contemplated herein.

        “Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

        “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

        “Audited Financial Statement Date” means December 31, 2006.

        “Audited Financial Statements” means the audited balance sheet of the Company as of the last day of the fiscal year ended December 31, 2006, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, including the notes thereto and the unqualified report of the Company’s independent accountants with respect thereto.

        “Average Share Price” means the average last sale price of the Ordinary Shares, par value NIS 0.10 per share, of Cimatron (“Ordinary Shares”) reported on the primary stock exchange or quotation system in which such Ordinary Shares are traded or quoted, as the case may be, during the 30 trading days ending on the third trading day preceding the date on which such determination is made.

        “Books and Records” means all files, documents, instruments, papers, books and records relating to the business or condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

        “Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange reorganization or other business combination transaction to which such Person or any of its Subsidiaries is a party, (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person or any of its Subsidiaries, (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction involving such Person or any of its Subsidiaries, (d) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person or any of its Subsidiaries (including by way of exclusive license or joint venture formation) or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person or any of its Subsidiaries, with respect to any of the foregoing.

        “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

        “Buyers” means Cimatron, CTI and Sub.

        “California Agreement of Merger” has the meaning ascribed to it in Section 2.2.

        “California Code” means the California Corporations Code and all amendments and additions thereto.

        “Cash Consideration” has the meaning ascribed to such term in Section 2.67.

        “Cimatron” has the meaning ascribed to it in the forepart of this Agreement.

        “Cimatron Indemnitees” has the meaning ascribed to it in Section 9.2(a).

        “Cimatron Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to the business, condition (financial or other), operations, results of operations, Assets and Properties, Liabilities or prospects of Cimatron and its Subsidiaries, taking Cimatron together with its Subsidiaries as a whole; provided, that changes in the market price or trading volume of Cimatron Ordinary Shares shall not be deemed a Cimatron Material Adverse Effect.

        “Closing” has the meaning ascribed to it in Section 2.2.

        “Closing Certificate” has the meaning ascribed to such term in Section 2.12.

        “Closing Date” has the meaning ascribed to it in Section 2.2.

        “COBRA” has the meaning ascribed to it in Section 4.14(e).

        “Code” means the U.S. Internal Revenue Code of 1986, as amended.

        “Common Stock Purchase Price” means the quotient obtained by dividing (a) the Aggregate Purchase Price by (b) the aggregate number of shares of Company Capital Stock.

        “Company” has the meaning ascribed to it in the forepart of this Agreement.

        “Company Capital Stock” means all issued and outstanding shares of Equity Interests in the Company.

        “Company Disclosure Schedule” has the meaning ascribed to it in the forepart of ARTICLE 24.

        “Company Financials” means the Audited Financial Statements and the Interim Financial Statements.

        “Company Intellectual Property” means any Intellectual Property that (a) is owned by the Company; (b) is licensed to the Company; (c) was developed or created by or for the Company or (d) is used or held for use in or necessary for the conduct of the business of the Company as presently or heretofore conducted or as proposed to be conducted, including any Intellectual Property created by any of the Company’s founders, employees, independent contractors or consultants for or on behalf of the Company.

        “Company Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to the business, condition (financial or other), operations, results of operations, Assets and Properties, Liabilities or prospects of the Company.

        “Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company.

        “Competing Proposed Transaction” has the meaning ascribed to it in Section 6.2(a).

        “Confidentiality Agreement” has the meaning ascribed to it in Section 7.2.

        “Contract” means any contract, commitment, agreement or other business arrangement (whether oral or written), including: (i) any distributor, sales, advertising, marketing, reseller, agency or manufacturer’s representative contract; (ii) any continuing contract for the purchase of materials, supplies, equipment or services; (iii) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement; (iv) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction; (v) any contract for capital expenditures; (vi) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person including without limitation exclusivity agreements containing “most favored nations” or similar clauses or any confidentiality, secrecy or non-disclosure contract; (vii) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property; (viii) any contract with any person with whom the Company does not deal at arm’s-length; (ix) any contract that is not terminable by the Company upon thirty (30) days (or less) notice by the Company without penalty or obligation to make payments based on such termination and which requires the Company to provide services to any Person after the Closing; (x) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, (xi) any agreement concerning partnership, joint ventures, joint development or other cooperation agreement, or (xii) any other agreement which is otherwise material to the Company.

        “CTI” has the meaning ascribed to it in the forepart of this Agreement.

        “Dispute Notice” has the meaning ascribed to it in Section 9.2(d).

        “Effective Time” has the meaning ascribed to it in Section 2.2.

        “Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

        “Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        “ERISA Affiliate” has the meaning ascribed to it in the definition of Plan in this ARTICLE 1.

        “Escrow Agent” means [U.S. Bank, National Association] (or other institution acceptable to Cimatron and Gibbs).

        “Escrow Agreement” means an escrow agreement by and among the Buyers, Gibbs and the Escrow Agent attached hereto as Exhibit A.

        “Escrow Amount” means US$500,000 in cash (the “Cash Escrow”) and 250,000 Ordinary Shares (the “Share Escrow”).

        “Escrow Fund” has the meaning ascribed to it in Section 9.2(a).

        “Escrow Period” has the meaning ascribed to it in Section 9.2(b).

        “Excess Funds” has the meaning ascribed to such term in Section 2.12.

        “Excluded Representations” has the meaning ascribed to it in Section 9.1.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

        “Expiration Date” has the meaning ascribed to it in Section 9.1.

        “Final Date” has the meaning ascribed to it in Section 10.1(b).

        “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

        “Gibbs” has the meaning ascribed to it in the forepart of this Agreement.

        “Gibbs Shares” has the meaning ascribed to it in Section 3.3.

        “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

        “Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls; (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

        “Income Tax” means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign); (b) any Liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. §1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Relevant Group or any Contract; or (c) any Liability to any Person for any amount described in the immediately preceding clause (a) or (b) as a result of an express or implied obligation to indemnify such Person, including pursuant to a tax sharing or allocation agreement.

        “Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, and (e) in the nature of a guarantee of any of the obligations described in clauses (a) through (d) above of any other Person.

        “Indemnifiable Events” has the meaning ascribed to it in Section 9.2(a).

        “Indemnitee” has the meaning ascribed to it in Section 9.3(a).

        “Indemnifying Party” has the meaning ascribed to it in Section 9.3(a).

        “Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of (and all rights to apply for and register) patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

        “Interim Financial Statement Date” means September 30, 2007.

        “Interim Financial Statements” means the unaudited balance sheet of the Company as of September 30, 2007, and the related unaudited statement of operations and statement of cash flows for the nine-month period ended on such date.

        “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

        “IRS” means the United States Internal Revenue Service or any successor entity.

        “Knowledge” means with respect to any fact, circumstance, event or other matter in question, actual knowledge, or, if a Person should have become aware of such fact or matter after making due inquiry or otherwise in the course of performing his or her duties, Knowledge of the Company shall be deemed to be the Knowledge of Gibbs and of those employees of the Company listed in Schedule 8.3(h) attached hereto.

        “Law” or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        “Lease Documents” has the meaning ascribed to it in Section 4.15(d).

        “Leased Real Property” has the meaning ascribed to it in Section 4.15(a).

        “Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under GAAP.

        “License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

        “Lien” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

        “Loss” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses (including lost profits and diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts, and other expenses of any Action or Proceeding or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any Third Party Claim or (b) asserting or disputing any right under this Agreement against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing.

        “Merger” has the meaning ascribed to it in the recitals to this Agreement.

        “Non-Competition Agreement” has the meaning ascribed to it in the recitals to this Agreement.

        “Notice of Claim” has the meaning ascribed to it in Section 9.3(a).

        “Officer’s Certificate” has the meaning ascribed to it in Section 9.2(c).

        “Phantom Stock” means any “phantom” stock right or other Contract held by employees of the Company prior to the Effective Time that provided such employees with a long term incentive compensation plan based on increase in value of common stock of Company. Such “phantom” stock rights did not give the holder any right to (a) purchase or otherwise receive or be issued any shares of capital stock or other written equity interests in the Company or any Affiliate of the Company (either, a “Company Party”) or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of a Company Party or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Company Party, including any rights to participate in the equity, income or election of directors or officers of such Company Party.

        “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        “Other Tax” means (a) any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), or (b) any Liability to any Person for amounts described in clause (a) above as a result of an express or implied obligation to indemnify such Person, including pursuant to a tax sharing or allocation agreement.

        “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

        “Permit” means any license, permit, franchise or authorization.

        “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        “Phantom Indemnification” has the meaning ascribed to it in Section 9.2(a).

        “Plan” mean (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA, of which any of the Company, any Subsidiary of the Company, or any member of the same controlled group of businesses as the Company or any Subsidiary of the Company within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is or ever was a sponsor or participating employer or as to which the Company or any Subsidiary of the Company or any of their ERISA Affiliates makes contributions or is required to make contributions, and (b) any similar employment, severance or other arrangement or policy of any of the Company, any Subsidiary of the Company or any of their ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

        “Pre-Closing Tax Return” has the meaning ascribed to such term in Section 2.12.

        “Price Adjustment Calculation” has the meaning ascribed to such term in Section 2.12.

        “PTO” means the United States Patent and Trademark Office.

        “Registered Intellectual Property” shall mean all United States, international, foreign and other non-U.S.: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, other registrations or applications to trademarks or service marks, or trademarks or service marks in which common law rights are owned or otherwise controlled; (c) registered copyrights and applications for copyright registration; (d) mask work registrations and applications to register mask works; and (e) other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Authority.

        “Registration Rights Agreement” means that certain Registration Rights Agreement entered into between Cimatron and Gibbs attached hereto as Exhibit B.

        “Relevant Group” has the meaning ascribed to it in Section 4.11(a).

        “Representatives” means officers, directors, employees, Affiliates, attorneys, investment bankers, financial advisers, agents and other representatives.

        “SEC” means the U.S. Securities and Exchange Commission or any successor entity.

        “Securities Act” means the U.S. Securities Act of 1933, as amended.

        “Subsidiary” means any Person, whether or not existing on the date hereof, in which the Company or Cimatron, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

        “Surviving Company” has the meaning ascribed to it in Section 2.1.

        “Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar ant takeover statute or regulation enacted under state or federal laws in the United States.

        “Tax” or “Taxes” means Income Taxes and/or Other Taxes, as the context requires.

        “Tax Laws” means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

        “Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

        “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

        “Third Party Claim” has the meaning ascribed to it in Section 9.3(a).

        “Third Party Expenses” has the meaning ascribed to it in Section 7.3.

        “Threshold” has the meaning ascribed to it in Section 2.12.

1.2     Construction. Unless the context of this Agreement otherwise requires, (i) words of either gender or the neuter include the other gender and the neuter, (ii) words using the singular number also include the plural number and words using the plural number also include the singular number, (iii) the terms “hereof,” “herein,” “hereby”and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article”or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, and (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE 2.
THE MERGER

2.1     The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the provisions of applicable Law, the Company shall be merged with and into Sub, the separate corporate existence of the Company shall cease, and Sub shall continue as the surviving company. For times and periods after the Effective Time, Sub is sometimes referred to herein as the “Surviving Company.”

2.2     Effective Time. Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the Merger (the “Closing”) will take place as promptly as reasonably practicable, but no later than three (3) Business Days following satisfaction or waiver of the conditions set forth in ARTICLE 8, at the offices of Meitar Liquornik Geva & Leshem Brandwein, Law Office, unless another place or time is agreed to by Sub and the Company. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” At the Closing, the parties shall deliver the agreements, certificates, opinions and other instruments and documents required to be delivered at or prior to the Closing pursuant to ARTICLE 8. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) (the “California Agreement of Merger”), in substantially the form attached hereto as Exhibit C, with the Secretary of State of the State of California in accordance with the relevant provisions of the California Code (the time of acceptance by the Secretary of State of the State of California of such filings or such later time as may be agreed to by the parties and set forth in such filings for the effectiveness of the Merger being referred to herein as the “Effective Time”).

2.3     Effect of the Merger on the Constituent Entities. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Sub and the Company shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

2.4     Articles of Organization and Operating Agreement of Surviving Company. From and after the Effective Time:

(a)     the articles of organization of Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Company until amended as provided by the articles of organization and operating agreement of the Surviving Company and applicable Law; and

(b)     the operating agreement of Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company until amended as provided by the articles of organization and operating agreement of the Surviving Company and applicable Law.

2.5      Directors and Officers of Surviving Company. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the articles of organization and operating agreement of the Surviving Company. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the articles of organization and operating agreement of the Surviving Company.

2.6     Tax Returns. The parties hereto acknowledge and agree that that the Merger is intended to be a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3T(a). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the status of the Merger as a reorganization under Section 368 of the Code.

2.7     Maximum Amount to be Paid; Effect on Outstanding Securities of the Company. Notwithstanding anything to the contrary in this Agreement, the maximum amount to be paid in exchange for all shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time shall equal an amount in cash of US$ 5,011,191 (the “Cash Consideration”) and 1,500,000 validly issued, fully paid and nonassessable Ordinary Shares, NIS 0.10 par value per share, of Cimatron (the “Securities Consideration” and together with the Cash Consideration, the “Aggregate Purchase Price”). On the terms and subject to the conditions of this Agreement, at the Effective Time, without any action on the part of Sub, the Company or the holder of any shares of the Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive the Common Stock Purchase Price, payable, without interest, to holder of such Company Capital Stock, as provided in Section 2.8. Immediately prior to the Closing and the Effective Time, there shall be no Phantom Stock nor obligations with respect to such Phantom Stock outstanding.

2.8     Payment Procedures.

    (i)        On the Closing Date, CTI shall deliver to Gibbs as the sole holder of all Company Capital Stock, cash in an amount equal to the Cash Consideration less the Cash Escrow to be deposited with the Escrow Agent, by wire transfer of immediately available funds to the bank account of Gibbs, which details will be provided to Cimatron prior to the Closing.

(ii) On the Closing Date, Cimatron will issue and deliver to Gibbs the Securities Consideration less the Share Escrow.

    (iii)        On the Closing Date and subject to and in accordance with the provisions of ARTICLE 9, CTI shall cause to be paid to the Escrow Agent, for deposit into the Escrow Fund, cash in an amount equal to the Cash Escrow and Cimatron will deposit with the Escrow Agent the Share Escrow. Such Escrow Amount shall be available to compensate the Buyers as provided in ARTICLE 9, and in accordance with the terms of the Escrow Agreement.

2.9     No Further Ownership Rights in Company Capital Stock. All consideration issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

2.10     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action on the part of Sub, the Company or the Surviving Company is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Company of any and all assets of the Company, including but not limited to Company Intellectual Property, the officers and directors of the Surviving Company are fully authorized to take, and will take, all such lawful and necessary action.

2.11     Withholding Rights. CTI, Sub and Cimatron shall be entitled to deduct and withhold from the consideration otherwise payable in connection with the transactions contemplated by this Agreement such amounts as they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Capital Stock in respect of which such deduction and withholding was made. Gibbs will provide, at or before Closing, such documentation, including an IRS Form W-9 and certification of non-foreign status under FIRPTA, as Cimatron reasonably request to determine the amount of withholding if any that is required.

2.12     Purchase Price Adjustment.

(a)     Promptly following the Closing, but in any event no later than 60 days thereafter, Gibbs and the Surviving Company shall cause to be prepared audited financial statements (including balance sheet and statements of operations and cash flows) of the Company for the year ended December 31, 2007 prepared in accordance with GAAP (the “2007 Financial Statements”). The 2007 Financial Statements shall be prepared by Lucas, Horsfall, Murphy & Pindroh, LLP, or such other auditors of the Company, which shall be approved in advance by Cimatron.

(b)     Based on the 2007 Financial Statements, Cimatron shall prepare an officer certificate (the “Closing Certificate”), setting forth a calculation (the “Price Adjustment Calculation”) which shall equal the Company’s total shareholder equity as of December 31, 2007 as set forth in the 2007 Financial Statements, plus (i) Third Party Expenses of the Company and Gibbs not exceeding US$325,000 which were paid or accrued on the 2007 Financial Statements, (ii) GAAP adjustments related to write off of inventory, (iii) additional provision for bad debts related to the balance of older than 180 days trade receivables in excess of bad debts that the Company would have considered as uncollectible, (iv) deferred revenues as set forth in the 2007 Financial Statements required to be deferred by GAAP, relating to the Company’s customers’ product return and refund option 60 days after delivery of product to the customer, (v) deferred revenues as set forth in the 2007 Financial Statements required to be deferred by GAAP, relating to the Company’s policy to grant two months free maintenance service with every license sale, (vi) gross costs of the Company relating to the termination and cash-out of the Phantom Stock, (vii) an amount of $200,000, (viii) any refund Gibbs is entitled to receive from the Tax authorities as set forth in Section 2.12(f) below, and (ix) deferred revenues as set forth in the 2007 Financial Statements required to be deferred by GAAP, relating to post processor sales.

(c)     In the event that the Price Adjustment Calculation is less than US$2,000,000, then the Aggregate Purchase Price (and specifically the Cash Consideration) shall be decreased as follows: (i) for every US Dollar of deficiency in the Price Adjustment Calculation between US$2,000,000 and US$2,000,000 less the lower of (x) the employee vacation accrual liability set forth in the 2007 Financial Statements, or (y) US$330,000 (the “Threshold”), the Aggregate Purchase Price shall be decreased by US$0.50, and (ii) for every US Dollar of deficiency in the Price Adjustment Calculation below the Threshold, the Aggregate Purchase Price shall be decreased by US$1.00. For illustration purposes only, if the employee vacation accrual liability set forth in the 2007 Financial Statements is $300,000 then the Threshold shall be $1,700,000, and if the Price Adjustment Calculation is $1,600,000, then the Aggregate Purchase Price shall be reduced by $150,000 for the deficiency of $300,000 between US$2,000,000 and US$1,700,000 and by an additional $100,000 for the deficiency between $1,700,000 and $1,600,000.

(d)     Any payment due as a result of the Price Adjustment Calculation being less than US$2,000,000 shall be promptly returned by Gibbs to CTI by wire transfer of immediately available funds. In the event that Gibbs fails to make any payment determined to be due to Cimatron pursuant to the provisions of this Section above, then, without limiting any other rights and remedies Buyers may have with respect to such breach, Buyers will be entitled to set-off such amount against any amount that may be due to Gibbs, including from the Escrow Funds (initially from the Cash Escrow). Any dispute as to the Price Adjustment Calculation shall be resolved pursuant to the provisions of Section 9.2.

(e)     Gibbs shall cause to be prepared and filed the Company’s final S corporation tax returns for the fiscal year 2007, and any applicable stub period in 2008, required to be filed after the Closing Date (a “Company Pre-Closing Tax Return”). Gibbs shall also cause to be prepared and filed his individual 2007 tax returns (the “Gibbs’ Tax Return”). Gibbs will provide Cimatron with an opportunity to review each Pre-Closing Tax Return (and Gibbs’ Tax Return) prior to its submission to the applicable tax authorities, and will include any comments provided by Cimatron prior to the date such Pre-Closing Tax Return is to be submitted, provided such comments are consistent with applicable US tax laws.

(f)     If it transpires, that Gibbs is entitled to receive a refund from the Tax authorities as a result of excess tax distributions received by Gibbs from the Company for Gibbs’ 2007 tax payments, then Gibbs shall promptly pay an amount equal to such refund or benefit to CTI by wire transfer of immediately available funds. In the event that Gibbs fails to make any payment determined to be due to CTI pursuant to the provisions of this Section above, then, without limiting any other rights and remedies Buyers may have with respect to such breach, Buyers will be entitled to set-off such amount against any amount that may be due to Gibbs, including from the Escrow Funds. The above provisions shall not derogate from the Buyers’ right to seek information for any breach of Section 4.11.

(g)     In the event that it transpires that distributions made to Gibbs in 2007 resulted in Gibbs receiving distributions in excess of the Company’s “accumulated adjustment account” (as such term is defined in Section 1368(e) of the Code), (the “Excess Funds”), then with respect to such Excess Funds in an amount not exceeding $200,000, the Aggregate Purchase Price shall be increased by 31.58% of such Excess Funds, and CTI shall pay such amount to Gibbs by wire transfer of immediately available funds. Alternatively, CTI may offset such amount from any payment due to CTI under this Section 2.12.

ARTICLE 3.REPRESENTATIONS AND WARRANTIES OF GIBBS

        Gibbs hereby represents and warrants to the Buyers that each of the statements in this ARTICLE 3 is true, correct and complete, subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered subsections of this ARTICLE 3.

3.1     Organization and Authority.  Gibbs has all requisite power and authority and legal capacity, to execute and deliver this Agreement and the Ancillary Agreements to which he is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and any Ancillary Agreements to which Gibbs is a party have been duly executed and delivered by Gibbs and, assuming the due authorization, execution and delivery hereof by Cimatron, the Buyers, and/or the other parties thereto (other than the Company) constitute the legal, valid and binding obligations of Gibbs, enforceable against Gibbs in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.2     Noncontravention. None of the execution, delivery or performance by Gibbs of the Agreement or any Ancillary Agreements thereof, or the consummation by Gibbs of the Agreement does or will, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of, or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under any Contract to which Gibbs is a party (other than Contracts required to be terminated pursuant to the terms of this Agreement), or any Law or License to which Gibbs or his properties or assets are subject.

3.3     Title to Shares. Gibbs has good and valid title to, and is the legal and beneficial owner of, all the issued and outstanding Company Capital Stock, being 100,000 shares of Common Stock, (the “Gibbs Shares”) (and as of the Closing will have good and valid title to, and will be the legal and beneficial owner of, such Company Capital Stock), free and clear of any Liens, and such shares constitute the entire Equity Interest in the Company. The number of shares of Company Capital Stock set forth above constitutes all of the Company Capital Stock over which any voting or dispositive power is held by Gibbs and Gibbs does not own or hold, beneficially or otherwise, directly or indirectly, any other Company Capital Stock, Phantom Stock, or debt instruments of the Company. There are no (i) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar Contracts relating to the Gibbs Shares, (ii) outstanding stock appreciation, Phantom Stock, profit appreciation or similar rights with respect to the Gibbs Shares, (iii) voting trusts, proxies, or other Contracts or understandings with respect to the voting of the Gibbs Shares, or (iv) transfer restrictions, except with respect to restrictions on transfer under applicable state and federal securities laws with respect to the Gibbs Shares.

3.4     Accredited Investor Representations.

(a)     Gibbs is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act, as presently in effect. Gibbs is capable of evaluating the merits and risks of his investment and has the capacity to protect his own interests.

(b)     Gibbs is acquiring the Securities Consideration for investment for his own account, not as a nominee or agent, and not with the view to, or for resale or distribution thereof. Gibbs has no present intention of selling, granting any participation in, or otherwise distributing said Securities Consideration. Gibbs understands that the Securities Consideration to be purchased have not been, and will not be, registered under the Securities Act by reason of specific exemptions from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Gibbs’ representations as expressed herein. Gibbs represents and undertakes that he does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer, or grant participation to any such Person, with respect to any Securities Consideration.

(c)     Gibbs acknowledges that the Securities Consideration is characterized as “restricted securities” under the U.S. federal securities laws and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Gibbs is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Cimatron, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND GIBBS

        The Company and Gibbs, jointly and severally, hereby represent and warrant to the Buyers that each of the statements in this ARTICLE 4 is true, correct and complete, except as set forth in the specific numbered sections and lettered subsections of this ARTICLE 4 in the disclosure schedule and schedule of exceptions, delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections (the “Company Disclosure Schedule”).

4.1     Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, and has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other state or country in which the Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

4.2     Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s Board of Directors and stockholders have approved this Agreement and declared its advisability and have approved the Ancillary Agreements to which the Company is a party. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action of the Company, and no other action on the part of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Cimatron, the Buyers, and/or the other parties thereto (other than Gibbs), each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

4.3     Capital Stock.

(a)     The authorized capital stock of the Company consists only of 1,000,000 shares of Capital Stock, of which 100,000 shares are issued and outstanding. The Company previously issued Phantom Stock in such amounts and based on such terms as set forth in Section 4.3(a) of the Company Disclosure Schedule, all of which were terminated prior to the date hereof. All of the issued and outstanding shares of Company Capital Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. No shares of Company Capital Stock are held in treasury or are authorized or reserved for issuance.

(b)     There are no preemptive rights or agreements, arrangements or understandings (written or oral) to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the certificate of incorporation or bylaws of the Company, or any agreement or other arrangement (written or oral) to which the Company is a party or to which it is bound and there are no agreements, arrangements or understandings (written or oral) to which the Company is a party pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Capital Stock.

(c)     There are no bonds, debentures, notes or other indebtedness of any type whatsoever of the Company that are convertible into, exchangeable or exercisable for Company Capital Stock or other capital stock of the Company or that have the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any stockholders of the Company may vote. Except for the Company Capital Stock specified above, there are no (i) outstanding options, warrants, calls, demands, purchase rights, subscription rights, conversion rights, exchange rights, or other similar Contracts, Equity Interests, commitments, arrangements or understandings relating to the issuance by the Company of any Company Capital Stock or any other securities of the Company, (ii) outstanding stock appreciation, profit participation, or similar rights with respect to the Company, or (iii)  voting trusts, proxies, or other agreements or understandings with respect to the voting of any Company Capital Stock or any other securities of the Company, and the Company is not obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any share capital of the Company, any other securities of the Company or any interest in the Company to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts of the Company relating to any share capital or other securities of the Company to or from any Person.

4.4     Subsidiaries. The Company does not own and has never owned, directly or indirectly, any capital stock of or other voting securities or Equity Interests, or otherwise hold any equity, membership, partnership, joint venture or other ownership interest, in any other Person.

4.5     Directors and Officers. The names of each director and officer of the Company on the date hereof, and his or her position with the Company, are listed in Section 4.5 of the Company Disclosure Schedule.

4.6     No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party do not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)     conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company;

(b)    subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 4.6(b) of the Company Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties; or

(c)    (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person, which have not been obtained or given by the Closing, as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under, or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of the Company’s Assets and Properties is bound.

4.7     Books and Records; Organizational Documents. The minute books and stock record books and other similar records of the Company have been provided to Cimatron or its counsel prior to the execution of this Agreement, and are complete and correct in all respects. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, directors, committees of the Board of Directors of the Company from the date of the Company’s incorporation through the date hereof. The Company has prior to the execution of this Agreement delivered to Cimatron true and complete copies of its articles of incorporation and bylaws, both as amended through the date hereof. The Company is not in violation of any provision of its articles of incorporation or bylaws, both as amended through the date hereof.

4.8     Company Financial Statements; Internal Controls.

(a)     The Company Financials delivered to Cimatron are correct and complete in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto as delivered to Cimatron prior to the date hereof). The Company Financials present fairly and accurately the financial condition and operating results of the Company (including assets, liabilities, profit, loss and cash flows) as of the dates and during the periods indicated therein.

(b)     The Company has at all times (i) made and kept accurate books and records and (ii) maintained, enforced and complied with internal accounting controls that have at all times provided reasonable assurance that (A) transactions are (and have been) executed in accordance with management’s authorization, (B) transactions are (and have been) recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is (and has been) permitted only in accordance with management’s authorization, (D) the reported accountability for its assets is (and has been) compared with existing assets at reasonable intervals, (E) all material information related to such controls are (and has been) reported or otherwise made known to the Company’s chief executive officer and chief financial officer, (F) all material information concerning the Company is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the Company’s management, including its chief executive officer and chief financial officer, (G) all information required to be reported or reflected in the Company’s financial statements is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the Company’s management, including its chief financial officer, and made available to the Company’s auditors. During the periods covered by the Audited Financial Statements, there has been (i) no significant change in the Company’s internal controls over financial reporting; (ii) no significant deficiency or material weakness in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information during any of the periods covered by the Audited Financial Statements; and (iii) to the Company’s Knowledge, no fraud, whether or not material, involving any member of the Company’s board of directors or management or any other employee of the Company who has a significant role in the Company’s internal control over financial reporting.

4.9     Absence of Changes. Since the Audited Financial Statement Date, there has not been any Company Material Adverse Effect or any occurrence or event that, individually or in the aggregate, could be reasonably expected to have any Company Material Adverse Effect. In addition, without limiting the generality of the foregoing, except as set forth in Section 4.9 of the Company Disclosure Schedule or as expressly required by this Agreement since the Audited Financial Statement Date:

(a)     the Company has not entered into any Contract, commitment or transaction or incurred any Liability outside of the ordinary course of business consistent with past practice;

(b)     the Company has not entered into, approved or resolved to enter into any Contract in connection with any transaction involving a Business Combination;

(c)     the Company has not granted any additional Company Phantom Stock;

(d)     the Company has not altered or entered into any Contract or other commitment to alter, its debt or equity interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest (or any right to acquire any interest) on the date hereof;

(e)     the Company has not entered into any strategic alliance, joint development or joint marketing Contract;

(f)     there has not been any amendment or other modification (or agreement to do so), or any violation by the Company or (to the Knowledge of the Company) any other party thereto of any of the Contracts set forth or described in the Company Disclosure Schedule in any material respect;

(g)     the Company has not entered into any transaction with any officer, director, stockholder, Affiliate of the Company, other than pursuant to any Contract in effect on the Audited Financial Statement Date and identified in Section 4.9, Section 4.18(a) or Section 4.20(b) of the Company Disclosure Schedule or other than pursuant to any Contract of employment and listed in Section 4.18(a) of the Company Disclosure Schedule;

(h)     the Company has not entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any product of the Company or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in the Company Disclosure Schedule;

(i)     no Action or Proceeding has been commenced or threatened by or, to the Knowledge of the Company, against the Company and the Company has not settled any Action or Proceeding;

(j)     the Company has not declared or set aside or paid any dividend on or made any other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Interest, or effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Interest or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock or Equity Interest, or repurchased, redeemed or otherwise acquired, directly or indirectly, any Company Capital Stock or Equity Interest, except as identified in Section 4.9(j) of the Company Disclosure Schedule.

(k)     (A) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any Capital Stock or Equity Interests; (B) the Company has not modified, waived or amended terms, or the rights of any holder, of any outstanding Capital Stock or Equity Interest; and (C) there has not been any agreement, arrangement, plan or understanding with respect to any such modification, waiver or amendment;

(l)     there has not been any amendment to the Company’s certificate of incorporation or bylaws;

(m)     there has not been any transfer (by way of a License or otherwise) to any Person of right to any Company Intellectual Property;

(n)     the Company has not made or agreed to make any disposition or sale of, waiver of any right to, license or lease of, or incurrence of any Lien on, any Asset and Property of the Company, except in the ordinary course of business of the Company consistent with past practice;

(o)     the Company has not made or agreed to make any purchase of any Asset and Property of any Person other than (i) acquisitions of inventory, or licenses of products, in the ordinary course of business of the Company consistent with past practice and (ii) other acquisitions in an amount not exceeding fifty thousand dollars ($50,000) in the case of any individual item or one hundred thousand dollars ($100,000) in the aggregate;

(p)     the Company has not made or agreed to make any capital expenditure or commitment for additions to property, plant or equipment constituting capital assets in an amount exceeding fifty thousand dollars ($50,000) in the case of any individual item or one hundred thousand dollars ($100,000) in the aggregate;

(q)     the Company has not made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of its Assets and Properties, or change any reserves or liabilities associated therewith in an amount exceeding fifty thousand dollars ($50,000) in the case of any individual item or one hundred thousand dollars ($100,000) in the aggregate;

(r)     the Company has not made or agreed to make payment, discharge or satisfaction, in an amount exceeding fifty thousand dollars ($50,000) in any one case or one hundred thousand dollars ($100,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials;

(s)     the Company has not failed to pay or otherwise satisfy any Liability of the Company presently due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, both individually and in the aggregate, are immaterial in amount;

(t)     the Company has not incurred any Indebtedness or guaranteed any Indebtedness in an amount exceeding twenty five thousand dollars ($25,000) in any individual case or fifty thousand dollars ($50,000) in the aggregate or issued or sold any debt securities of the Company or guaranteed any debt securities of any other Person;

(u)     the Company has not granted or paid or made any commitment to pay any severance or termination payment to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Cimatron and the terms of which are disclosed in Section 4.9 of the Company Disclosure Schedule;

(v)     except pursuant to a Contract disclosed to Cimatron pursuant to Section 4.9 or Section 4.18 of the Company Disclosure Schedule, the Company has not granted or approved any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company;

(w)     the Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, stockholder, employee or consultant of the Company, in each case in amounts, on terms, and of type consistent with the Company’s past practices) to any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company except pursuant to a Contract disclosed to Cimatron pursuant to Section 4.9(w) of the Company Disclosure Schedule;

(x)     the Company has not established or modified any target, goal, pool or similar provision under, or any salary range, increased guideline or similar provision in respect of, any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;

(y)     the Company has not (i) made, changed or rescinded any material election in respect of any Tax, or adopted or changed any accounting method in respect of any Tax, (ii) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any Tax, or (iii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax with any Taxing Authority or otherwise;

(z)     the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense), except those required by GAAP;

(aa)     there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company in an amount exceeding fifty thousand dollars ($50,000) in the case of any individual item or one hundred thousand dollars ($100,000) in the aggregate.

(bb)     the Company has not entered into or approved any Contract, arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing, except as identified in Section 4.9(bb) of the Company Disclosure Schedule.

4.10     No Undisclosed Liabilities. Except (i) as set forth in Section 4.10 of the Company Disclosure Schedule, (ii) as disclosed in the Interim Financial Statements, (iii) for liabilities incurred in the ordinary course of business and consistent with past practice of the Company since the Interim Financial Statements and not exceeding US$25,000 individually and US$100,000 in the aggregate, or (iv) arising under this Agreement, the Company has no other outstanding Liability.

4.11     Taxes.

(a)     All Tax Returns required to have been filed by or with respect to the Company or any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member (a “Relevant Group”) have been duly and timely filed (including any extensions), and each such Tax Return is true, complete and correct in all material respects and correctly and completely reflects Tax liability and all other information required to be reported thereon. All Taxes due and payable by the Company or any member of a Relevant Group, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, for all periods (or portions of periods) covered by the Company Financials, and for any other period or portion thereof ending on or before the Closing Date, have been fully paid or fully accrued on the balance sheet included in the Company Financials and otherwise appropriately and fully reflected in the Company Financials; or arose in the ordinary course of business subject to the dates of the Company Financials. To the Company’s Knowledge, the Company has disclosed on its Tax Returns all positions (if any) that could give rise to a substantial understatement penalty under Section 6662 of the Code if the Company were otherwise liable for taxes.

(b)     The Company is not presently a party to any agreement extending the time within which to file any Tax Return. To the Company’s Knowledge, no claim has ever been made by a Taxing Authority of any jurisdiction in which the Company or any member of any Relevant Group does not file Tax Returns that the Company or such member is or may be subject to taxation by that jurisdiction.

(c)     The Company and each member of any Relevant Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, director, supplier, creditor, independent contractor or other third party.

(d)     The Company has not received any demand for payment or notice of assessment of, and does not have Knowledge of any action by any Taxing Authority in connection with assessing, additional Taxes against or in respect of it or any Relevant Group for any past period. There is no dispute or claim concerning any Tax Liability of the Company either (i) threatened, claimed, raised or assessed by any Taxing Authority and (ii) no basis exists for any such claim or dispute. There are no Liens for Taxes upon the Assets and Properties of the Company other than Liens for Taxes not yet due. Section 4.11(d) of the Company Disclosure Schedule lists those Tax Returns, if any, of the Company and each member of any Relevant Group that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of the Company and each member of any Relevant Group that currently are the subject of audit or examination. The Company has delivered to Cimatron complete and correct copies of all federal, state, local and foreign income Tax Returns, all information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests or other documents of a similar nature that, in any such case, were submitted, received, or agreed to by or with respect to the Company and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company and each member of any Relevant Group since the fiscal year ended December 31, 2002.

(e)     There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return required to be filed by, or which includes or is treated as including, the Company or with respect to any Tax assessment or deficiency affecting the Company or any Relevant Group, and the time for filing any Tax Return has not been extended to a date later than the date of this Agreement.

(f)     The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

(g)     The Company has no liability for any Tax of any Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(h)     The Company has neither agreed to make nor is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method.

(i)     The Company is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(j)     The Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

(k)     During the periods covered by the Tax Returns referred to in the last sentence of paragraph (d) of this Section, the Company has filed Tax Returns in the following jurisdictions only: the United States of America; the States of Arizona, California, Colorado, and North Carolina. No claim has ever been made in writing by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(l)     All information returns required to be filed by the Company have been filed, including information returns with respect to persons classified as independent contractors, and to the Knowledge of the Company all persons so classified are appropriately classified for all Tax purposes.

(m)     The Company has not made any payment, is not obligated to make any payment, and is not a party to any Contract, agreement or arrangement covering any current or former employee or consultant of the Company that could require it to make or give rise to any payment that is not deductible as a result of Section 280G of the Code or the Treasury regulations thereunder or would result in an additional tax to the recipient of any such payment (or an acceleration of income to a year before the year in which payment is made) under Section 409A or Section 4999 of the Code.

(n)     There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, and (iv) Section 1502 of the Code and Treasury regulations promulgated thereunder.

(o)     Each material election with respect to Income Taxes affecting the Company is set forth in Section 4.11(o) of the Company Disclosure Schedule.

(p)     The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(q)     The Company is not a “publicly held corporation” for purposes of Section 162(m) of the Code.

(r)     The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(s)     The Company does not have, nor has ever had, a permanent establishment in any country other than the United States, and has not engaged in a trade or business in any country other than the United States that subjected the Company to any Taxes in such country.

(t)     The Company has not at any time (i) engaged in any transaction that constitutes a “reportable transaction” described in Treasury Regulation §301.6011-4(b) or similar provision of state or local Tax law or that would have constituted such a reportable transaction if, at the time that such transaction occurred, such regulation and any interpretive guidance under such regulation (in the form of existence on the date of this Agreement) published by IRS or state or local Tax Authority had been in effect, or (ii) paid a fee to any promoter of a transaction the principal purpose of which was to reduce the Federal or state or local income tax liability of the Company.

(u)     Section 4.11(u) of the Company Disclosure Schedule sets forth all distributions made by the Company to Gibbs, in his capacity as a shareholder during the year 2007. All such payments were properly and duly submitted by Gibbs to the IRS.

(v)     (i) The Company elected to be an S corporation (a) under Code section 1362(a) for U.S. Federal Income Tax purposes and (b) under the Income Tax laws of California, effective as of July 1, 1999 and ending on the date immediately before the Effective Time; (ii) Gibbs, as the sole shareholder of the Company at the time of said election, consented to said election; (iii) to the Knowledge of the Company and Gibbs, the Company has at all times thereafter remained an S corporation, with Gibbs as its sole shareholder, for all such purposes, and no attempt has been made by Gibbs or the Company to revoke said election; and (iv) neither the Company nor Gibbs has taken any reporting position on any Tax Return inconsistent with the foregoing.

(w)     For purposes of this Section 4.11, any reference to the Company shall be deemed to include Gibbs, in his capacity as a stockholder or otherwise with respect to the Company.

4.12     Legal Proceedings

(a)     There is no Action or Proceeding pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any of its Assets and Properties. There is no fact or circumstance known to the Company that, either alone or together with other facts and circumstances, could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Company or any of its Assets and Properties. The Company has not received notice, and does not otherwise have Knowledge of, any Order outstanding against the Company; and the Company has not received notice and does not otherwise have Knowledge of any defect, dangerous or substandard condition in any product or material sold, distributed, or currently proposed to be sold or distributed by the Company that could cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use of property.

(b)     Prior to the execution of this Agreement, the Company has delivered to Cimatron all responses of counsel for the Company to auditor requests for information for the period since January 1, 2002 (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company. Section 4.12(b) of the Company Disclosure Schedule sets forth all Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting, the Company or any of its Assets and Properties at any time since January 1, 2002.

4.13     Compliance with Laws and Orders. Neither the Company nor any of its directors, officers, Affiliates, agents or employees has violated in any material respect since the incorporation of the Company, or is currently in default or violation in any material respect under, any Law or Order applicable to the Company or any of its Assets and Properties, and the Company has no Knowledge of any claim of violation, or of any actual violation, of any such Law or Order by the Company since the incorporation of the Company.

4.14     Plans; ERISA.

(a)     Existence of Plans. Except as set forth in Section 4.14 of the Company Disclosure Schedule (i) neither the Company nor any of its ERISA Affiliates maintains or sponsors (or ever maintained or sponsored), or makes or is required to make contributions to, any Plans, (ii) none of the Plans is or was a “multi-employer plan”, as defined in Section 3(37) of ERISA, (iii) none of the Plans is or was a “defined benefit pension plan” within the meaning of Section 3(35) of ERISA, (iv) none of the Plans provides or provided post-retirement medical or health benefits, (v) none of the Plans is or was a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, (vi) neither the Company nor any of its ERISA Affiliates is or was a party to any collective bargaining agreement, (vii) neither the Company nor any of its ERISA Affiliate has announced or otherwise made any commitment to create or amend any Plan, and (viii) none of the Plans is or was adopted or maintained by the Company or any ERISA Affiliate for the benefit of individuals who perform services outside the United States. Notwithstanding any statement or indication in this Agreement to the contrary, there is no Plan (A) as to which the Buyers will be required to make any contribution or with respect to which the Buyers shall have any obligation or Liability whatsoever, whether on behalf of any of the current employees of the Company or on behalf of any other Person, after the Closing, or (B) which the Buyers or the Surviving Company or any of its Subsidiaries will not be able to terminate immediately after the Closing in accordance with their terms and ERISA. With respect to each of such Plans, at the Closing there will be no unrecorded Liabilities with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the Company or any of their respective ERISA Affiliates. The Company has delivered to Cimatron true and complete copies of: (I) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (II) the currently effective Summary Plan Description pertaining to each of the Plans, (III) all annual reports for each of the Plans (including all related schedules), (IV) the most recently filed PBGC Form 1 (if applicable), (V) the most recent IRS determination letter, opinion, notification or advisory letter (as the case may be) for each Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents, and (VI) for each unfunded Plan, financial statements consisting of (x) the consolidated statement of assets and liabilities of such Plan as of its most recent valuation date, and (y) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Plan for the most recently-ended plan year, which financial statements fairly present the financial condition and the results of operations of such Plan in accordance with GAAP, consistently applied, as of such dates.

(b)     Penalties; Reportable Events. Neither the Company nor any of its ERISA Affiliates is subject to any material liability, tax or penalty whatsoever to any person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and neither the Company nor any of its ERISA Affiliates has any Knowledge of any circumstances which reasonably might result in any material Liability, Tax or penalty, including a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or any other Law. Each Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D of the Code, has complied with such provisions and requirements in all material respects. No event has occurred which could subject any Plan to Tax under Section 511 of the Code. None of the Plans subject to Title IV of ERISA has been completely or partially terminated nor has there been any “reportable event,” as such term is defined in Section 4043(b) of ERISA, with respect to any of the Plans since the effective date of ERISA nor has any notice of intent to terminate been filed or given with respect to any such Plan. There has been no (i) withdrawal by the Company or any of its ERISA Affiliates that is a substantial employer from a single-employer plan which is a Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by the Company or any of its ERISA Affiliates of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA. Neither the Company nor any of its ERISA Affiliates, nor any other organization of which any of them are a successor as defined in Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069(a) of ERISA.

(c)     Deficiencies; Qualification. None of the Plans nor any trust created thereunder has incurred any “accumulated funding deficiency” as such term is defined in Section 412 of the Code, whether or not waived, since the effective date of said Section 412, and no condition has occurred or exists which by the passage of time could be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan. Furthermore, neither the Company nor any of its ERISA Affiliates has any unfunded Liability under ERISA in respect of any of the Plans. Each of the Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, opinion, notification or advisory letter from the Service and has been operated in accordance with its terms and with the provisions of the Code and the regulations promulgated thereunder. All of the Plans have been administered and maintained in substantial compliance with ERISA, the Code and all other applicable Laws. All contributions required to be made to each of the Plans under the terms of that Plan, ERISA, the Code or any other applicable Law have been timely made. Each Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code is in compliance with such requirements. There are no Liens against any of the Assets and Properties of the Company or any of its ERISA Affiliates under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. The Interim Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Plans.

(d)     Acceleration. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or Liability (with respect to accrued benefits or otherwise) on the part of the Company, Cimatron, the Surviving Company, or any of their respective Subsidiaries to the PBGC, to any Plan, or to any present or former employee, director, officer, stockholder, contractor or consultant (or any of their dependents) of the Company, Cimatron, the Surviving Company, or any of their respective Subsidiaries or any of their dependents, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of the Company or any of their dependents. With respect to any insurance policy which provides, or has provided, funding for benefits under any Plan, (A) there is and will be no Liability of the Company, Cimatron, the Surviving Company or any of their respective Subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent Liability as of the Closing Date, nor would there be any such Liability if such insurance policy were terminated as of the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the Knowledge of the Company, no such proceeding with respect to any insurer is imminent.

(e)     COBRA. With respect to each Plan which provides health care coverage, the Company and each of its ERISA Affiliates have complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the applicable COBRA regulations and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and neither the Company nor any ERISA Affiliate has incurred any Liability under Section 4980B of the Code.

(f)     Litigation. Other than routine claims for benefits under the Plans, there is no pending, or, to the Knowledge of the Company, threatened, Action or Proceeding involving any of the Plans, any fiduciary, administrator, or trustee of any of the Plans, or the Company, any Subsidiary or any of their respective ERISA Affiliates as the employer or sponsor under any Plan, with any of the IRS, the U.S. Department of Labor, the PBGC, any participant in or beneficiary of any Plan, or any other Person. The Company knows of no reasonable basis for any such Action or Proceeding.

(g)     Section 409. To the Company’s Knowledge, no payment pursuant to any Plan or other arrangement between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any equity option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transaction contemplated by this Agreement or otherwise.

4.15     Real Property.

(a)     Section 4.15(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company is a party. The Company owns no real property other than Company-owned leasehold improvements, if any, on the Leased Real Property.

(b)     Subject to the terms of its respective leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each lease referred to in clause (i) of Section 4.15(a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and of each other Person that is a party thereto, and there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company does not owe brokerage commissions or finder’s fees with respect to any such Leased Real Property, except to the extent that the Company may renew the term of any such lease, in which case, any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.

(c)     All improvements on the Leased Real Property (A) to the Company’s Knowledge, comply with and are operated in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (B) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there is no condemnation or appropriation proceeding pending or, to the Knowledge of the Company, threatened against any of such real property or any of the improvements thereon.

(d)     True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company or otherwise), utilized, and/or operated (the “Lease Documents”) have been delivered to Cimatron. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between the Company and any other Person or by and among any other Persons, claiming an interest in the interest of the Company in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property.

4.16     Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the Audited Financial Statement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice which is not material in nature or amount. All such tangible personal property (including plant, property and equipment) is free and clear of all Liens and is adequate and suitable in all material respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

4.17     Intellectual Property.

(a)     Section 4.17(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property (including all trademarks and service marks that the Company has used with the intent of creating or benefiting from any common law rights relating to such marks) and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(b)     The Company has all requisite right, title and interest in, to and under (or valid and enforceable rights under Contracts or Licenses to use) all Intellectual Property necessary to the conduct of its business as presently conducted and as presently proposed to be conducted (including Intellectual Property necessary for the design, development, distribution, marketing, manufacture, use, import, license and sale of the Company’s present and proposed products, technologies and services). Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 4.17(a) of the Company Disclosure Schedule, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License, which licensed Intellectual Property is so identified in Section 4.17(b) of the Company Disclosure Schedule) and is free and clear of all Liens. The Company (i) owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company or are in the public domain, and (ii) owns exclusively, and has good title to, each copyrighted work that is incorporated in any Company product and each other work of authorship that the Company otherwise purports to own.

(c)     To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a legal, valid and binding written agreement with such Person with respect thereto, enforceable in accordance with its terms, and the Company either (i) has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property. Each such agreement, assignment and License is listed in Section 4.17(c) of the Company Disclosure Schedule.

(d)     Except for standard customer license agreements or pursuant to agreements listed and summarized in Section 4.17(d)(i) of the Company Disclosure Schedule, the Company has not (i) transferred ownership of or granted (and is not obligated to grant) any License of or other right to use any Intellectual Property that is or was Company Intellectual Property, to any other Person, or (ii) authorized any other Person to retain any right to use any Intellectual Property that is or was Company Intellectual Property. None of the Company Intellectual Property is required to be licensed under any forum, consortium or other standards body agreement. Section  4.17(d)(ii) of the Company Disclosure Schedule lists all forums, consortiums, standards bodies or similar organizations in which the Company currently, or has in the past participated, or been a member or to which the Company has made any disclosure or contribution of any Intellectual Property.

(e)     The Company’s Intellectual Property includes all the Intellectual Property used in and/or necessary for the conduct of the Company’s business as it presently is conducted and as presently proposed to be conducted, including for the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technologies and services of the Company (including products, technologies, and services currently under development).

(f)     Section 4.17(f) of the Company Disclosure Schedule lists all Contracts and Licenses (including all inbound Licenses other than standard off-the-shelf shrink-wrap software) to which the Company is a party with respect to any Intellectual Property. No Person other than the Company has any ownership right to any improvement made by the Company in Intellectual Property which has been licensed to the Company.

(g)     Section 4.17(g) of the Company Disclosure Schedule lists all Contracts and Licenses between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

(h)     The operation of the business of the Company as heretofore conducted, as presently conducted and as presently proposed to be conducted, including the Company’s design, development, distribution, marketing, manufacture, use, import, license, and sale of products, technologies and services (including products, technologies and services currently under development by the Company), does not (and did not at any time) (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any term or provision of any License or Contract concerning such Intellectual Property, (iii) violate any right of any Person (including any right to privacy or publicity), (iv) disclose any confidential information of the Company that is not pursuant to a confidentiality agreement or any third-party confidential information that is protected by a confidentiality agreement, or (v) constitute unfair competition or an unfair trade practice under any Law. Neither the Company nor any of its Representatives has received from any Person any notice claiming that such operation or any act, product, technology or service of the Company (including products, technologies and services currently under development) infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law. The Company has not brought any Action or Proceeding for infringement of Intellectual Property or breach of any License or Contract involving Intellectual Property against any Person.

(i)     Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Company Registered Intellectual Property that were due as of the Effective Time, have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 4.17(i) of the Company Disclosure Schedule lists all actions that must be taken by the Company within one hundred eighty (180) days from the date hereof, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property right from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property.

(j)     To the Company’s Knowledge, there is no Contract or License between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (and, to the Company’s Knowledge, there are no facts or circumstances that may reasonably be expected to lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payment to be made or received by the Company thereunder.

(k)     To the Knowledge of the Company, no Person is infringing or misappropriating any Company’s Intellectual Property.

(l)     The Company has taken all commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality or a limitation on use. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form attached to Section 4.17(l) of the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company have executed such an agreement and copies of all such agreements have been provided to Cimatron or made available to Cimatron for review. The Company has provided to Cimatron all confidentiality and non-disclosure agreements to which it is a party, and all amendments thereto.

(m)     No Company Intellectual Property or product, technology or service of the Company is subject to any Order, Action or Proceeding or settlement, that restricts, or that could reasonably be expected to restrict, in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property. Except as disclosed under Section 4.17(m) of the Company Disclosure Schedule, the Company has not developed or created any technology or Intellectual Property by or for any Governmental Entity, university, academic institution or other similar non-commercial enterprise and has not received any funding from such enterprise or otherwise have any obligation to such enterprise with respect to any Company Intellectual Property.

(n)     No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(o)     Neither this Agreement nor the Ancillary Agreements, nor any transaction contemplated by this Agreement or any of the Ancillary Agreements, will result in the grant of any right or license with respect to the Intellectual Property of Cimatron, the Company or the Surviving Company to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound.

(p)     The Company’s products comply in all material respects with all applicable standards and with the feature specifications and performance standards set forth in the Company’s product data sheets [confirm what these are]. There are no outstanding claims (or facts that may reasonably lead to a claim) for breach of warranty by the Company in connection with such standards and specifications.

(q)     Section 4.17(q) of the Company Disclosure Schedule lists all software or other material that is or is required to be distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to any license which complies with the Open Source Initiative Corporation’s (OSI) open source definition or which is, or is equivalent to, a license approved by OSI) that the Company uses or license, and identifies that which is incorporated into, combined with, or distributed in conjunction with the Company’s products or services (“Incorporated Open Source Software”) copies of which have been provided to Cimatron. The Company’s use and distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Intellectual Property or obligations for the Company with respect to any Intellectual Property, including without limitation any obligation to disclose or distribute any such Intellectual Property in source code form, to license any such Intellectual Property for the purpose of making derivative works, or to distribute any such Intellectual Property without charge.

(r)     Section 4.17(r) of the Company’s Disclosure Schedule sets forth a complete list of all Contracts pursuant to which any source code that relates to, or is part of, any Intellectual Property has been placed in escrow for the benefit of any third party. Neither the execution of this Agreement, the Ancillary Agreements nor any of the transactions contemplated hereby or thereby will cause the release of or give any Person the right to demand any source code or other data or information from any escrow agreement or similar arrangement to which the Company is a party and which relate to or is part of any Intellectual Property.

(s)     Except as set forth in Section 4.17(s) of the Company Disclosure Schedule, (i) all Company Intellectual Property is freely transferable, conveyable, and/or assignable by the Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision, or limitation whatsoever and (ii) there exists no restriction, constraint, control, supervision, or limitation on the place, method and scope of exploitation of any Company Intellectual Property (including the operation of the business of Company as it is currently conducted, including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of products incorporating any of the Company Intellectual Property and any products, technology and services currently under development by the Company).

4.18     Contracts.

(a)     Section 4.18(a)(1) of the Company Disclosure Schedule contains a true and complete list of each of the Contracts to which the Company is a party or by which any of its Assets and Properties is bound. True and complete copies of all such Contracts and arrangements or, if not reduced to writing, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Cimatron prior to the execution of this Agreement. Section 4.18(2) of the Company Disclosure Schedule contains a true and complete list of each Contract of the Company (i) not terminable by the Company upon thirty (30) days (or less) notice by the Company without penalty or obligation to make any payment based on such termination or (ii) which provides for continuing design or other services (including engineering and research and development services) by the Surviving Company after the Closing Date. True, correct and complete copies of each Contract listed or required to be listed in Section 4.18(2) of the Company Disclosure Schedule have been provided to Cimatron.

(b)     Each Contract required to be disclosed in Section 4.18(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and to the Knowledge of the Company, each other party thereto; and to the Knowledge of the Company, no other party to any such Contract is, or has received any claim or notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

(c)     The Company is not a party to or bound by any Contract that has had or could reasonably be expected to have, individually or in the aggregate with any other similar Contracts, a Company Material Adverse Effect.

(d)     The Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (ii) contains any covenant or other provision which limits the Company’s ability to compete with any Person in any line of business or in any area or territory.

4.19     Insurance.

(a)     Section 4.19(a) of the Company Disclosure Schedule contains a true and complete list (including the names of the insurers, the expiration dates of the policies, the annual premiums thereof, frequency of payment thereof, the due date of the next payment thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure any of the business, operations, directors, officers or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) to the Knowledge of the Company, have been issued to any other Person for the benefit of the Company. The insurance coverage provided by the policies set forth in Section 4.19(a) of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Each policy listed in Section 4.19(a) of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no Knowledge of any reason or state of facts that could reasonably be expected to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in Section 4.19(a) of the Company Disclosure Schedule, (x) in light of the business, operations and Assets and Properties of the Company, to the Company’s Knowledge, are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (y) are in amounts and have coverages required by any Contract to which the Company is a party or by which any of its Assets and Properties is bound.

(b)     Section 4.19(b) of the Company Disclosure Schedule contains a list of all claims made under any insurance policies covering the Company in the two years immediately preceding the date of this Agreement. The Company has not received notice that any insurer under any policy listed (or required to be listed) in Section 4.19(b) of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause. The Company has, in its reasonable judgment, in light of its business, location, operations and Assets and Properties, maintained, at all times, without interruption, appropriate insurance, both in scope and amount of coverages.

4.20     Affiliate Transactions.

(a)     Except as set forth in Section 4.20 of the Company Disclosure Schedule, (i) there is no Contract or Liability between the Company, on the one hand, and (A) any current or former officer, director, stockholder, or to the Company’s Knowledge, any Affiliate of the Company or (B) any Person who, to the Company’s Knowledge, is an Affiliate of any such officer, director, stockholder or Affiliate, on the other hand; (ii) the Company does not provide or cause to be provided any asset, service or facility to any such current or former officer, director, employee, security holder, Affiliate, including loans relating to the purchase of any security; (iii) no current or former officer, director, stockholder, Affiliate provides or causes to be provided any assets, services or facilities to the Company; and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, stockholder and Affiliate.

(b)     To the Company’s Knowledge, each of the Contracts and Liabilities listed in Section 4.20 of the Company Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s length basis on competitive terms.

4.21     Employees; Labor Relations.

(a)     The Company is not a party to any collective bargaining agreement and there is no unfair labor practice or labor arbitration proceedings pending with respect to the Company, or, to the Knowledge of the Company, threatened, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such a complaint or claim. To the Knowledge of the Company, there is no organizational effort presently underway or threatened involving any employees of the Company. There has been no work stoppage, strike or other concerted action by employees of the Company.

(b)     Each Person who is an employee of the Company is employed at will, and no employee of the Company is represented by a union. Each Person who is an independent contractor of the Company is properly classified as an independent contractor for purposes of all employment-related Laws and all Laws concerning the status of independent contractors. Section 4.21(b) of the Company Disclosure Schedule sets forth, individually and by category, the name of each officer, employee, independent contractor and consultant, together with his or her position or function, annual base salary or wage and any applicable incentive, severance or bonus arrangements. The Company has provided Cimatron with a copy of any agreement with any of the persons listed in Section 4.21(b) of the Company Disclosure Schedule. Except as set forth Section 4.21(b) of the Company Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company to any current or former officer, director, or employee of, or consultant to, the Company, and to the Knowledge of the Company no employee of the Company has made any threat, or otherwise revealed an intent, to terminate his or her relationship with the Company, for any reason, including because of the consummation of the transactions contemplated by this Agreement. The Company is not a party to any agreement for the provision of labor from any outside agency. To the Knowledge of the Company, there has been no claim by any employee of any such outside agency with regard to any employee assigned to work for the Company, and no claim by any governmental agency with regard to any such employee, during the three (3) years immediately preceding the date of this Agreement.

(c)     There has been no federal or state complaint or claim during the three (3) years immediately preceding the date of this Agreement based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employee of the Company or by any employee performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such a complaint or claim. The Company has complied in all material respects with all Laws related to the employment of employees and has not received any notice during the three (3) years immediately preceding the date of this Agreement of any claim that it has not complied in any material respect with any Law relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearage of wages or any Tax or penalty for failure to comply with any of the foregoing.

(d)     The Company has furnished Cimatron with true, correct and complete copies of all written employee policies, employee handbooks and employee manuals.

(e)     To the Knowledge of the Company, no officer, employee or consultant of the Company is bound by, subject to or obligated under any Contract or subject to any Order or Law that would interfere with the Company’s business as presently conducted or as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or as presently proposed to be conducted, nor any activity of such officers, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any right under any Contract or other agreement under which any such officer, employee or consultant is now bound.

4.22     Environmental Matters. To the Company’s Knowledge, the Company has complied in all material respects with all applicable Environmental Laws, and no claim, action, suit, litigation, proceeding or investigation has been filed or commenced against the Company alleging any failure to comply with any such Environmental Laws. The Company does not have any liability under any applicable Environmental Laws concerning the release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment. To the Company’s Knowledge, the Company has not exposed any Person to any substance or condition that could form the basis for any liability for any illness of or personal injury to such Person.

4.23     Substantial Customers and Suppliers.Section 4.23(i) and (ii) of the Company Disclosure Schedule list, respectively, (i) the fifteen (15) largest customers of the Company on the basis of revenues collected or accrued for the most recent complete fiscal year and (ii) the customers who accounted for ninety percent (90%) of such revenue. Section 4.23(iii) of the Company Disclosure Schedule lists the fifteen (15) largest suppliers of the Company on the basis of cost of goods or services purchased for the most recent fiscal year. No such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since the Audited Financial Statement Date or, to the Knowledge of the Company, has threatened to cease or materially reduce such purchases or sales or provision of services since such date or after the date hereof. To the Knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency.

4.24     Accounts Receivable. The accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Audited Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

4.25     Inventory. All inventory of the Company reflected on the balance sheet included in the Company Financials consisted, and all such inventory acquired since the Audited Financial Statement Date consists, of a quality and quantity usable and salable in the ordinary course of business. Except as disclosed in the notes to the Audited Financial Statements, all items included in the inventory of the Company are the property of the Company free and clear of any Lien, have not been pledged as collateral, are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

4.26     Brokers; Third Party Expenses. The Company has not authorized or retained any Person to act as an investment banker, broker, finder or other intermediary who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any transaction document or the consummation of the Agreement or the Ancillary Agreements, nor is there any basis for any such fee, commission or payment to be claimed by any Person.

4.27     Banks and Brokerage Accounts.Section 4.27 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account (including “deposit accounts” as defined in Section 9105 of the California Commercial Code and “securities accounts” as defined in Section 8501 of the California Commercial Code) or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto, and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

4.28     Warranty Obligations. Section 4.28 of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Company Financial Statements; and the Company has no Knowledge of any reason why such expenses should significantly increase as a percentage of sales in the future. The Company is not currently required to maintain any reserve for warranty claims pursuant to GAAP. The Company has no liability to provide a customer or other third party with any new services or products of the Company excluding ongoing maintenance and support.

4.29     Foreign Corrupt Practices Act. Neither the Company, nor to the Knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

4.30     Approvals.

(a)     Section 4.30(a) of the Company Disclosure Schedule sets forth a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than the filing of the California Agreement of Merger, together with the required officers’ certificates, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities Laws).

(b)     Section 4.30(b) of the Company Disclosure Schedule sets forth a list of all material Approvals which are required to be given to or obtained by the Company from any and all Persons other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)     The Company has obtained all material Approvals from Governmental or Regulatory Authorities necessary to the conduct of the business of the Company as heretofore and presently conducted and there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals; and each Approval required for the conduct of the business of the Company as presently conducted is in full force and effect. All material Approvals from Governmental or Regulatory Authorities necessary to the conduct of the business of the Company as presently conducted are listed in Section 4.30(c) of the Company’s Disclosure Schedule.

4.31     Takeover Statutes. No Takeover Statute applicable to the Company is applicable to the Merger or any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.32     Disclosure. No representation or warranty made by the Company or Gibbs contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished to Cimatron pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has provided (or made available to) Cimatron with all of the Contracts and Licenses heretofore requested on behalf of Cimatron in writing, and all other material information concerning the Company in the possession, custody or control of the Company.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE BUYERS

        Each of the Buyers, jointly, hereby represents and warrants to the Company that each of the statements in this ARTICLE 5 are true, correct and complete.

5.1     Organization and Qualification. Cimatron is a corporation duly organized, validly existing and in good standing under the Laws of the State of Israel. Cimatron has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted and to own, use and lease its Assets and Properties. Cimatron is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Cimatron Material Adverse Effect. CTI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan. CTI has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted and to own, use and lease its Assets and Properties. CTI is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Cimatron Material Adverse Effect. Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Cimatron Material Adverse Effect.

5.2     Authority Relative to this Agreement. Each Buyer has full corporate or other power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each of them is a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Buyers of this Agreement and the Ancillary Agreements to which each of them is a party and the consummation by each one of them of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the Board of Directors (or Managers, as the case may be) of Cimatron, CTI and Sub, as applicable and no other action on the part of their respective Boards of Directors (or Managers, as the case may be) is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which each of them is a party and the consummation by each of them of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Cimatron, CTI and Sub are parties to have been or will be, as applicable, duly and validly executed and delivered by Cimatron, CTI and Sub and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of each of them enforceable against them in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

5.3     Consents, Approvals, Etc. Except for the required statutory approvals, no consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental or Regulatory Authority is required to be made or obtained by the Buyers in connection with the execution and delivery of this Agreement by each of them, the performance by each of them hereunder, or the consummation by each them of the transactions contemplated by this Agreement.

5.4     Litigation and Governmental Orders. (i) There are no Actions pending or, to the Knowledge of each Buyer threatened against them, or any other subsidiaries of them, or any of the Assets or Properties of Cimatron, CTI or Sub, that would materially impair the ability of any of them to perform their respective obligations under this Agreement or consummate the transactions contemplated by this Agreement and (ii) the Buyers and their respective Assets and Properties are not subject to any Order that would materially impair either of them from performing their respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

5.5     Brokers. Except for Collins Stewart plc., no broker, finder, investment banker or other person is entitled to any brokerage, finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Buyers.

5.6     Ownership of Sub; No Prior Activities. All of the membership interests of Sub are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by CTI free and clear of all Liens. Sub was formed solely for the purpose of engaging in a Business Combination with the Company. Sub is not a party to any agreements and has not conducted any activities other than in connection with the organization of Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Sub has no Subsidiaries.

5.7     Financing. Immediately prior to the Effective Time, Cimatron and CTI will have sufficient cash on-hand to make payment of the Cash Consideration.

5.8     Reports and Financial Statements. Cimatron has previously made available to the Company (including through public access) true and complete copies of (a) all annual reports filed with the SEC pursuant to the Exchange Act since December 31, 2006, (b) all other reports, filed with the SEC since December 31, 2006, and (c) any registration statements declared effective by the SEC since December 31, 2006. Since December 31, 2006, CTI has timely filed all reports and filings required to be filed by CTI under the Exchange Act. The consolidated financial statements of Cimatron included in Cimatron’s most recent report on Form 20-F and any other reports filed with the SEC by Cimatron subsequent thereto were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present the consolidated financial position for Cimatron and its Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements and for normal year-end adjustments; Cimatron’s financial reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act and the rules of any stock exchange or trading system on which the shares of Cimatron were traded or quoted at such time, as the case may be; and, as of the time of filing or on the date that an amendment or supplement thereto was filed, Cimatron’s financial reports, as amended or supplemented, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.9     Issuance of Shares. The Securities Consideration, when issued and allotted at the Closing in accordance with this Agreement will be duly authorized, validly issued, fully paid, non-assessable, and free of any pre-emptive rights, and will have the rights, preferences, privileges, and restrictions set forth in the Articles of Association of Cimatron as in effect from time to time, and will be free and clear of any Liens, except as set forth in this Agreement and the Ancillary Agreements thereof.

ARTICLE 6.
CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1     Conduct of Business of the Company. During the period from the execution and delivery of this Agreement by the Company and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (unless it is required to take such action pursuant to this Agreement or Cimatron shall give its prior consent in writing, which consent shall not be unreasonably withheld) to carry on its business in the usual, regular and ordinary course consistent with past practice to pay its Liabilities and Taxes consistent with the Company’s past practices (and in any event when due), to pay or perform other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to the extent consistent with such business, to use all commercially reasonable efforts and institute all policies required to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly required by this Agreement, the Company shall not, without the prior written consent of Cimatron, take or agree in writing or otherwise take, any action that would result in the occurrence of any of the changes described in Section 4.9 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder or cause any condition to Cimatron’s closing obligations in Section 8.1 or Section 8.3 (or any condition to the Company’s closing obligations in Section 8.1 or Section 8.2) not to be satisfied.

6.2     No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 10.1, the Company shall not take nor shall the Company permit any of the Company’s Representatives to take (directly or indirectly) any of the following actions with any Person other than Cimatron and its designees: (a) solicit, initiateor encourage any proposal or offer from, or participate or engage in or conduct discussions or negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company (a “Competing Proposed Transaction”), (b) provide information with respect to the Company to any Person other than Cimatron, relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company, (c) approve or agree to or enter into a Contract with any Person other than Cimatron providing for a Business Combination with the Company, (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company other than the Business Combination with Cimatron contemplated by this Agreement and the Ancillary Agreements, or (e) authorize or permit any of the Company’s Representatives to take any such action. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if (after this Agreement is signed and delivered by the Company and prior to the Effective Time or the earlier termination of this Agreement in accordance with Section 10.1) the Company receives any offer or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Company shall immediately notify Cimatron thereof and provide Cimatron with the details thereof, including the identity of the Person or Persons making such offer or proposal, and shall keep Cimatron fully informed on a current basis of the status and details of any such offer, proposal, inquiry or contact and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Representatives set forth in the previous sentence. Each of the Company and Cimatron acknowledge that this Section 6.2 was a significant inducement for Cimatron to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the stockholders of the Company in the Merger or (ii) a failure to induce Cimatron to enter into this Agreement

ARTICLE 7.
ADDITIONAL AGREEMENTS

7.1     Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 10.1, upon reasonable notice, the Company shall (a) give Cimatron and its officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (b) permit Cimatron to make such inspections as Cimatron may require; (c) cause its officers to furnish Cimatron such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Cimatron from time to time may reasonably request, including financial statements and schedules; (d) allow Cimatron the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (e) assist and cooperate with Cimatron in the development of integration plans for implementation by Cimatron and the Surviving Company following the Effective Time; provided, however, that no investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made by the Company herein. Prior to the Effective Time, materials furnished to Cimatron pursuant to this Section 7.1 may be used by Cimatron for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby, subject to the terms of the Confidentiality Agreement.

7.2     Confidentiality. The parties acknowledge that Cimatron and the Company have previously executed a Confidentiality and Non-Disclosure Agreement dated July 20, 2007 (the “Confidentiality Agreement”), the confidentiality provisions of which shall continue in full force and effect in accordance with its terms for the following periods: all information furnished to Cimatron and its officers, employees, accountants and counsel by or on behalf of the Company shall be governed by the confidentiality provisions of the Confidentiality Agreement until the Effective Time (whereupon such provisions shall lapse), and all information furnished to the Company and Gibbs by or on behalf of Cimatron and its officers, employees, accountants and counsel shall be governed by the confidentiality provisions of the Confidentiality Agreement for the time periods set forth therein.

7.3     Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, provided that Gibbs will pay, directly, 12.5% of such aggregate Third Party Expenses.

7.4     Public Disclosure. Except for the joint announcement of the execution and delivery of this Agreement, the timing and content of which have been mutually agreed by the parties hereto, no party hereto shall issue any press release or otherwise make any public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby or an acquisition proposal without first consulting with the other parties and providing the other parties with reasonable opportunity to review and comment upon such press release or public announcement. Notwithstanding the foregoing, if such an announcement is required by applicable Law or any listing agreement with a national securities exchange or quotation system (including Nasdaq) the party required to make such announcement shall provide notice to and a copy of such as promptly as practicable in advance of such announcement and will use all reasonable efforts to consult with the other party and take the views of the other party in respect of such announcement into account prior to making such announcement, subject to applicable Law or listing requirements.

7.5     Approvals. The Company shall use all requisite commercially efforts to obtain, as soon as practicable after the date hereof, all Approvals from Governmental or Regulatory Authorities and under the Contracts to which it is a party as are required in connection with the Merger (including all the Approvals identified in Sections 4.6(b), 4.30(a) and 4.30(b) of the Company Disclosure Schedule to preserve all rights of and benefits to the Company and Cimatron and the Surviving Company thereunder, and Cimatron shall provide the Company with such assistance and information as is reasonably required to obtain such Approvals. With respect to all Approvals under Contracts to which the Company is a party as are required in connection with the Merger that are not obtained prior to the Closing, the parties hereto (including Gibbs) shall use commercially reasonable efforts following the Closing, to receive such Approvals.

7.6     FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Cimatron a properly executed statement in a form reasonably acceptable to Cimatron for purposes of satisfying Cimatron’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

7.7     Notification of Certain Matters. The Company shall give immediate notice to Cimatron of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and Cimatron shall give prompt notice to the Company of (x) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Cimatron in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (y) any failure of Cimatron to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

7.8     Additional Documents and Further Assurances; Cooperation. Cimatron and the Company, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby (including all action reasonably necessary to seek and obtain any and all Approvals of any Governmental or Regulatory Authority or other Person required in connection with the Merger; provided, however, that neither Cimatron nor (unless approved and so directed by Cimatron in advance) the Company shall be obligated to make or consent to any divestiture or operational limitation or activity in connection therewith, or any waiver or modification of any right, or any payment of money or grant of any other commercial concession as a condition to obtaining any such Approval). Each party agrees to use commercially reasonable efforts to cause the conditions set forth in ARTICLE 8 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

7.9     Certain Obligation towards Gibbs. As of the Effective Date, Cimatron undertakes that Gibbs will be appointed to serve as the Vice Chairman of the Board of Directors of Cimatron. As long as Gibbs holds at least 9% of the issued and outstanding share capital of Cimatron, Gibbs shall be entitled to continue to serve as the Vice Chairman of the Board of Cimatron and Cimatron undertakes to take all necessary actions so as to ensure such appointment. Cimatron further undertakes that, for his service as a member of Cimatron’s Board of Directors, Gibbs will receive the same remuneration provided by Cimatron to its external directors.

ARTICLE 8.
CONDITIONS TO THE MERGER

8.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Buyers and the Company to consummate the Merger and the other transactions that are to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 8.1:

(a)     Governmental and Regulatory Approvals. All Governmental or Regulatory Authority Approvals necessary for consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect.

(b)     No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court or other Governmental or Regulatory Authority of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or any of the other transactions that are to occur at or after the Effective Time pursuant to this Agreement shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated to occur after the Effective Time hereby that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made.

(c)     Registration Rights Agreement. Both Gibbs and Cimatron have duly signed and executed the Registration Rights Agreement.

8.2     Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions that are to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 8.2, any of which may be waived, in writing, exclusively by the Company:

(a)     Representations and Warranties. The representations and warranties of the Buyers contained in this Agreement shall each be true, correct and complete as of the date of this Agreement and shall each be true, correct and complete as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete as of such specified earlier date).

(b)     Performance. The Buyers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with each of them at or before the Closing.

(c)     Officers’ Certificates. Cimatron shall have delivered to the Company a certificate, dated the Closing Date and executed by its President and Chief Executive Officer, in the form attached hereto as Exhibit D.

(d)     Legal Opinion. Gibbs shall have received a legal opinion from Meitar, Liquornik, Geva & Leshem, Brandwein, legal counsel to Cimatron, as to the matters set forth in Exhibit J.

(e)     Delivery of Agreements. Cimatron shall have executed and delivered to Gibbs the Employment Agreement and the Non-Competition Agreement.

(f)     No Company Material Adverse Effect. No Cimatron Material Adverse Effect shall have occurred, and no event or circumstance shall have occurred or arisen that could reasonably be expected to result in a Cimatron Material Adverse Effect.

8.3     Additional Conditions to the Obligations of the Buyers. The obligations of the Buyers to consummate the Merger and the other transactions contemplated that are to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 8.3, any of which may be waived, in writing, exclusively by Cimatron:

(a)     Representations and Warranties. The representations and warranties of the Company and Gibbs contained in this Agreement shall each be true, correct and complete as of the date of this Agreement and shall each be true, correct and complete as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete as of such specified earlier date).

(b)     Performance. The Company and Gibbs shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by each of them on or before the Closing Date.

(c)     Officers’ Certificates. The Company shall have delivered to Cimatron a certificate, dated the Closing Date and executed by the President and Chief Executive Officer of the Company, in the form set forth in Exhibit E hereto.

(d)     OCS Undertaking. Gibbs shall have executed and delivered the standard form of foreign shareholder undertaking to the Office of Chief Scientist in the Israel Ministry of Industry and Trade, in the form of Schedule 8.3(d) attached hereto.

(e)     Legal Proceedings. No Governmental or Regulatory Authority shall have commenced, or notified either Cimatron or the Company or any of their respective Representatives that such Governmental or Regulatory Authority intends to commence, proceedings to restrain, prohibit, condition, rescind or take any substantially similar action with respect to any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned all such proceedings.

(f)     Legal Opinion. Cimatron shall have received a legal opinion from Farella Braun + Martel LLP, legal counsel to the Company, as to the matters set forth in Exhibit F.

(g)     Delivery of Agreements. Gibbs shall have executed and delivered to Cimatron the Employment Agreement and the Non-Competition Agreement and both agreements shall be in full force and effect.

(h)     Employees. At least 80% of the employees of the Company named in Schedule 8.3(h) shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by Cimatron, the Surviving Company or a Subsidiary of Cimatron, following the Merger. At least 90% of all other employees of the Company (excluding the employees identified in Schedule 8.3(h)) employed as of the date of this Agreement shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by Cimatron, the Surviving Company or a Subsidiary of Cimatron following the Merger.

(i)     No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and no event or circumstance shall have occurred or arisen that could reasonably be expected to result in a Company Material Adverse Effect.

(j)     Certain Waivers and Actions. The holders of all Phantom Stocks shall have executed and delivered waivers to Cimatron and the Company, in form reasonably acceptable to Cimatron, prior to the Closing, accepting the consideration set forth therein in lieu of any other consideration that might be claimed by any such holder and unconditionally and irrevocably waiving and releasing all right or claim that such holder might have or assert in respect of such consideration. The consideration for the Phantom Stock shall have been fully paid by the Company prior to the Closing.

(k)     Termination of Guarantees. The Company shall have provided to Cimatron copies of documents evidencing the cancellation of any and all guarantees provided for the personal benefit of Gibbs, attached hereto as Exhibit G.

(l)     Amendment of Lease Agreement. The Company and Gibbs shall have entered into an amendment to the Company’s current lease agreement attached hereto as Exhibit H.

(m)     Escrow Agreement. The parties to the Escrow Agreement shall have entered into the Escrow Agreement and Gibbs shall have duly signed and delivered to the Escrow Agent the share transfer deed with respect to the Share Escrow, attached hereto as Exhibit I.

(n)     Stock Certificate. Gibbs shall have delivered to Cimatron the stock certificate(s) representing all the Company Capital Stock.

ARTICLE 9.
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS; ESCROW PROVISIONS

9.1     Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Cimatron or the Company (whether or not exercised) to investigate the affairs of Cimatron or the Company (whether pursuant to Section 7.1 or otherwise) or a waiver or non-assertion by Cimatron or the Company of any condition to Closing set forth in ARTICLE 8 or any termination right set forth in ARTICLE 10, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement, the Ancillary Agreements and the certificates and instruments delivered in connection herewith or therewith. All of the representations and warranties of the Company, Gibbs and Buyers contained in this Agreement, the Ancillary Agreements and the certificates and instruments delivered in connection herewith or therewith shall survive the Merger and continue until 11:59 p.m. California time on the day which is eighteen (18) months after the date on which the Effective Time occurs (the “Expiration Date”), provided however, that (all of the following collectively, the “Excluded Representations”) (a) the Company’s representations and warranties contained in Section 4.17 (Intellectual Property) shall survive the Merger and continue until 11:59 p.m. California time on the day which is twenty four (24) months after the date on which the Effective Time occurs, and (b) Gibbs’ representations and warranties contained in ARTICLE 3, the Company’s representations and warranties contained in Sections 4.2 (Authority Relative to this Agreement), 4.3 (Capital Stock), 4.11 (Taxes), and 4.26 (Brokers; Third Party Expenses), and Buyers’ representations and warranties contained in Section 5.2 (Authority Relative to this Agreement) and Section 5.5 (Brokers) will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date until the earlier of all applicable statutes of limitation (including any extensions thereof) plus 60 days have expired or ten (10) years from the date hereof and then expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any breach of such representations and warranties. Nothing in this Section 9.1 or any other provision of this Agreement shall be construed to limit the survival of any covenant or agreement of the Company, Cimatron or any other Person contained in this Agreement or any of the Ancillary Agreements, which shall survive the Merger and continue for the time periods set forth therein (or, if no time period is set forth therein, indefinitely), other than covenants and agreements of the parties which by their terms are to be wholly performed prior to the Effective Time, which covenants and agreements shall survive until 11:59 p.m. California time on the Expiration Date.

9.2     Escrow Provisions.

(a)     Indemnification; Recourse to the Escrow Fund. The Escrow Amount (together with all interest and other earnings thereon, the “Escrow Fund”) shall be available to compensate the Buyers and their officers, directors, employees, agents, Affiliates (collectively, the “Cimatron Indemnitees”) for any and all Losses (whether or not involving a Third Party Claim) incurred or sustained by Cimatron or any other Cimatron Indemnitee as a result of: (i) any breach or violation of, inaccuracy in or omission from any representation or warranty, or any breach or violation of any covenant or agreement, of Gibbs or the Company contained in this Agreement or any of the Ancillary Agreements or any certificate, agreement or instrument delivered in connection herewith or therewith or any claim by any third party alleging, constituting or involving such a breach, violation, inaccuracy or omission, or (ii) any excess capped payroll taxes and related expenses of the Company arising solely from any holder of Phantom Stock ceasing to be employed by the Company during 2008 (the “Phantom Indemnification” and together with subsection (i), collectively, the “Indemnifiable Events”). Subject to the limitations on indemnification by Gibbs hereunder and in accordance with the procedures set forth below, from and after the Closing Date, Gibbs shall indemnify, defend and hold harmless the Buyers and Cimatron Indemnitees from and against, and pay or reimburse, as the case may be, the Buyers and Cimatron Indemnitees for, any and all Losses incurred or sustained by any of them to the extent arising out of or resulting from an Indemnifiable Event.

(b)     Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m. Pacific Time on the Expiration Date (the period of time from the Effective Time through and including 11:59 p.m. Pacific Time on the Expiration Date is referred to herein as the “Escrow Period”); provided that the Escrow Cash (less any Escrow Cash previously distributed and less any Escrow Cash subject to any unresolved (or resolved in favor of the Buyers but not distributed) claims for indemnification which have been duly made by the Buyers in accordance with the terms hereof) shall be distributed to Gibbs on the third Business Day after Escrow Agent receives written notice from Cimatron stating that three (3) months have passed since the receipt by Cimatron of the later of (i) the 2007 Financial Statements, (ii) the Company’s Pre-Closing Tax Return for 2007, which tax return has been previously filed, or (iii) the Gibbs’ Tax Return, which tax return has been previously filed, and all cash and shares thereafter remaining in the Escrow Fund shall be distributed to Gibbs (except for any amount of any unresolved (or resolved in favor of the Buyers but not distributed) claims for indemnification which have been duly made by the Buyers in accordance with the terms hereof) on the first Business Day following the Escrow Period. As soon as all such claims, if any, have been resolved, the Escrow Agent shall deliver to Gibbs the remaining portion of the Escrow Fund not required to satisfy such claims.

(c)     Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Cimatron (an “Officer’s Certificate”): (A) stating that any of the Buyers or another Cimatron Indemnitee has incurred or sustained (or anticipates that it will incur or sustain) Losses, directly or indirectly, as a result of an Indemnifiable Event, and (B) specifying in reasonable detail the individual items of Loss included in the amount so stated, the date (if known) when each such item of Loss was incurred or sustained (or, in the case of anticipated Losses, the basis for such anticipated Loss), and the general nature of the representation, warranty, agreement or covenant or other matter to which such item of Loss or anticipated Loss is related, the Escrow Agent shall, subject to the provisions of Section 9.2(d), deliver to Cimatron out of the Escrow Fund, as promptly as practicable, a combination of cash and shares (on a pro-rata basis (to the extent any Cash Escrow remains on deposit at such time)) held in the Escrow Fund with a value equal to such Losses. Any Cimatron Ordinary Shares to be disbursed by the Escrow Agent shall be valued based on the Average Share Price as of the date of such release. If it has been determined that Cimatron is due Ordinary Shares, Gibbs may elect, or Cimatron may require Gibbs, to pay the value of the applicable Loss (or portion thereof), up to the value of the Share Escrow then held by the Escrow Agent, in immediately available funds (in U.S. dollars) by wire transfer no later than the date on which release of the Share Escrow for such Loss (or portion thereof) is required; all in accordance with and subject to, the terms of the Escrow Agreement.

(d)     Objections to Claims. A copy of the Officer’s Certificate shall be delivered to Gibbs substantially contemporaneously with the delivery of the Officer’s Certificate to the Escrow Agent, and for a period of ten (10) Business Days after such delivery to the Escrow Agent, the Escrow Agent shall make no delivery to Cimatron of any portion of the Escrow Fund pursuant to Section 9.2(c) unless the Escrow Agent shall have received written authorization from Gibbs to make such delivery. After the expiration of such ten (10) Business Day period, the Escrow Agent shall make delivery of such cash and shares from the Escrow Fund in accordance with Section 9.2(c), provided that no such payment or delivery may be made if Gibbs shall object in a written statement to the claim made in the Officer’s Certificate setting forth in reasonable detail the basis for objection, and such statement shall have been delivered to the Escrow Agent and Cimatron prior to 5 p.m. Pacific Time on the last day of such ten (10) Business Day period (the “Dispute Notice”).

(e)     Notwithstanding the receipt of one or more Dispute Notices, the Escrow Agent will be authorized to disburse Escrow Funds to the Buyers in such amounts specified in one or more Officer’s Certificates for which no Dispute Notices have been timely received by it and Cimatron regardless of whether such disbursal would reduce the value of the Escrow Funds to an amount less than the amount subject to Dispute Notices which have been timely received by Cimatron and the Escrow Agent.

(f)     Resolution of Conflicts; Arbitration.

    (i)        If Gibbs has objected in writing to any claim or claims made in any Officer’s Certificate in accordance with the procedures of Section 9.2(d), Gibbs and Cimatron shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Gibbs and Cimatron so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and to distribute cash from the Escrow Fund in accordance with the terms thereof.

    (ii)        If no such agreement is reached after good-faith negotiations, either Cimatron or Gibbs may demand arbitration of the dispute unless the amount of the Loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is determined in such Action or Proceeding (whether by verdict, judgment, finding of fact, settlement or other order, stipulation or agreement) or otherwise ascertained, or both parties agree to arbitration

    (iii)        Any such arbitration shall be held in the City of New York, New York, under the rules then in effect of the American Arbitration Association (“AAA”). The arbitrator shall be jointly selected by Cimatron and Gibbs, or, if such parties do not select the arbitrator within the ten (10) Business Days of the delivery of a notice by either party to the other requesting such selection, then the Arbitrator shall be selected in accordance with the Commercial Arbitration rules of the American Arbitration Association.

    (iv)        The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the AAA. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator, as to the validity and amount of any claim in such Dispute Notice shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within five (5) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

    (v)        Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute between the Buyers and Gibbs under this Article 9 hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article 9.

9.3     Process for Indemnification.

(a)     If a claim or demand is made against the Buyers or any Cimatron Indemnitee (each an “Indemnitee”), or an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (and who is not an Affiliate of a party to this Agreement), including a complaint, counterclaim or cross-claim in litigation (a “Third Party Claim”) as to which a party (the “Indemnifying Party”) may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee will notify the Indemnifying Party in writing, in reasonable detail and deliver all relevant documentation, of the Third Party Claim as promptly as practical after becoming aware of such Third Party Claim (“Notice of Claim”); provided, however, that failure to give any such Notice of Claim will not affect the indemnification provided hereunder except to the extent that the Indemnitee shall have been actually prejudiced as a result of such failure.

(b)     The Indemnitee shall have the right in its sole discretion to conduct the defense of, and to settle, any Third Party Claim; provided, however, that except with the consent of the Indemnifying Party, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter; provided further, however, that the Indemnifying Party shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. If the Indemnifying Party has consented to any such settlement, no party shall have a power or authority to object under any provisions of this Agreement to the amount of Losses arising with respect to such settlement, subject to limitations on indemnification set forth in this ARTICLE 9. If the Indemnitee elects to conduct the defense of a Third Party Claim, it shall advise the Indemnifying Party thereof within twenty (20) days of delivery of the applicable Notice of Claim. If the Indemnitee fails to undertake the defense of such Third Party Claim within twenty (20) days after the delivery of the applicable Notice of Claim, then the Indemnifying Party may take any and all necessary action to dispose of such claim subject to the provisions of Subsection (c) below; provided, however, that the Indemnifying Party may not settle any such claim without the prior written consent of the Indemnitee, not to be unreasonably withheld.

(c)     The Indemnifying Party and the Indemnitee shall make available to each other and their counsel and accountants, subject to the execution of reasonable confidentiality agreements, all books and records and information reasonably required by such party in connection with any Third Party Claims, keep each other apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

(d)     Subject to the provisions of Section 9.2, any claim on account of Losses which does not involve a Third Party Claim as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, shall be asserted by written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. Without derogating from the provisions regarding survival of representations set forth in Section 9.1 above, the failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnitee shall have been actually prejudiced as a result of such failure. Any notice pursuant to this Subsection will contain (i) all details in connection with such claim known to the Indemnitee, (ii) all supporting and other documents and material relevant to such claim in the possession or control of the Indemnitee, and (iii) a statement, in prominent and conspicuous type, that if the Indemnifying Party does not dispute its liability to the Indemnitee with respect to the claim made in such notice by notice to the Indemnitee prior to the expiration of a thirty (30)-Business Day period following the Indemnifying Party’s receipt of notice of such claim, the claim will be conclusively deemed a liability of the Indemnifying Party, subject to all limitations on liability of an Indemnitee hereunder and other pertinent terms contained herein. If the Indemnifying Party has timely disputed its liability with respect to such Damages subject to such claim, as provided above, the Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations by the 60th day after notice of such claim was given to the Indemnifying Party, the Indemnifying Party and the Indemnitee will be free to pursue such remedies as may be available under this Agreement or applicable law.

9.4     Certain Rights and Limitations.

(a)     Excluding with respect to claims for fraud, intentional misrepresentation, a breach by Gibbs of the representations set forth in ARTICLE 3, the Phantom Indemnification, or a breach by the Company of the representation set forth in Section 4.3 (Capital Stock), an Indemnitee will not be entitled to any indemnification until the aggregate amount of Losses actually incurred by Indemnitee, with respect to such claims exceeds $100,000 in the aggregate, in which event the Indemnitee shall be entitled to indemnification with respect to such Losses from the first dollar of such Losses.

(b)     Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the purchase price for Tax purposes.

(c)     Notwithstanding anything to the contrary in this Agreement, the maximum aggregate Liability of Gibbs for Losses arising from Indemnifiable Events, other than with respect to the Phantom Indemnification, fraud or intentional misrepresentation or a breach of the Excluded Representations, shall be limited to the Escrow Funds. Gibbs further acknowledges that he shall be required to satisfy any indemnification with respect to the Phantom Indemnification by way of payment to the Buyers of cash. If Gibbs breaches such obligation and does not make a cash payment of such amount on the date so scheduled, then without derogating from or waiving (i) Gibb’s obligation to effect such payment, (ii) the continued breach thereof by Gibbs, and (iii) any and all remedies available to the Buyers under law or otherwise, Cimatron shall be entitled to seek such indemnification either from the Escrow Funds or by offsetting any amounts that may be due to Gibbs from the Buyers hereunder or under any other agreement.

(d)     The sole and exclusive remedy of an Indemnitee hereunder for all Losses relating to this Agreement or the transactions contemplated hereby (including with respect to a breach of representation or warranty or covenant or agreement in this Agreement to be performed on or prior to the Closing) shall be the indemnification provisions set forth in this ARTICLE 9, other than for claims for fraud, intentional misrepresentation or willful misconduct. Nothing herein shall be construed to limit the remedies available to or the amount of damages recoverable by any of the parties for a breach of any of the Ancillary Agreements by any of the parties thereto.

ARTICLE 10.
TERMINATION, AMENDMENT AND WAIVER

10.1    Termination . Except as provided in Section 10.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)     by mutual agreement of the Company and Cimatron;

(b)     by Cimatron or the Company if: (i) the Effective Time has not occurred before 5 p.m. Pacific Time on March 31, 2008 (the “Final Date”) (provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;

(c)     by Cimatron if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would: (i) prohibit Cimatron’s ownership or operation of all or any portion of the business of the Company or (ii) compel Cimatron to dispose of or hold separate all or any portion of the Assets and Properties of the Company, or limit its operation of the Company’s business, as a result of the Merger;

(d)     by Cimatron if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Gibbs and (i) the Company is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days after notice of such breach to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 8.1 or Section 8.3, as the case may be, would not be satisfied prior to the Closing Date;

(e)     by the Company if neither it nor Gibbs is in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyers and (i) Cimatron is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days after notice of such breach to Cimatron (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 8.1 or Section 8.2, as the case may be, would not be satisfied as of the Closing Date;

10.2     Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Cimatron or the Company, or their respective officers, directors or shareholders or Affiliates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 7.2, 7.3 and 10.2, ARTICLE 11(exclusive of Section 11.3) and the applicable definitions set forth in ARTICLE 1 shall remain in full force and effect and survive any termination of this Agreement.

10.3     Amendment. Except as is otherwise required by applicable Law, this Agreement may be amended by the parties hereto at any time but only by an instrument in writing duly and validly signed on behalf of and delivered to each of the parties hereto.

10.4     Extension; Waiver. At any time prior to the Effective Time, Cimatron and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against which such waiver or extension is asserted.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or by nationally recognized overnight courier prepaid, or by registered mail return receipt requested, to the parties at the following addresses or facsimile numbers:

If to the Buyers to:

Cimatron Ltd.
11 Gush Etzion St.
Givat Shmuel, Israel
Attention: Ilan Erez, CFO
Fax: 972-3-531-2097
Email: ilane@Cimatron.com

with a copy to (which shall not constitute notice):

Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Silver Road
Ramat-Gan 52506
Israel
Attention: Asaf Harel
Fax: 972-3-610-3656
Email: aharel@meitar.com

If to the Company or Gibbs to:

William F. Gibbs 4017 N Cedarpine Lane Moorpark, CA 93021 home telephone: 805-529-1991 office telephone: 805-523-0004 office fax 805-523-0006 cell 805-377-1789 email: bill@gibbsCAM.com with a copy (which shall not constitute notice) to:

s Farella Braun + Martel LLP
Russ Building
235 Montgomery Street
San Francisco, CA 94104
Attn: Brian Donnelly
Telephone: 415.954.4400
Direct Phone: 415.954.4465
Fax: 415.954.4480
Email: BDonnelly@fbm.com

        All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 11.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 11.1, be deemed given upon facsimile or telephonic confirmation of successful completion of transmission, and (c) if delivered by overnight courier to the address as provided in this Section 11.1, be deemed given on the earlier of the first Business Day following the date deposited with such overnight courier with the requisite payment and instructions to effect delivery on the next Business Day or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

11.2     Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Ancillary Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the confidentiality provisions of the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with its terms.

11.3     Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to each other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other parties to fulfill their respective obligations under this Agreement and the transactions contemplated hereby.

11.4     Waiver; Remedies. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

11.5     Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

11.6     No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by any party without the prior written consent of the other parties and any attempt to do so shall be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

11.7     Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.8     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.9     Governing Law. This Agreement and the Ancillary Agreements hereunder shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Subject to the provisions of Section 9.2(f) the competent courts of the state of New York and U.S. Federal courts situated in the State of New York shall have exclusive jurisdiction in all matters relating to this Agreement and each of the parties to this Agreement hereby irrevocably and unconditionally (subject to Section 9.2(f) above) (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

11.10     WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ITS SUCCESSORS AGAINST ANY OTHER PARTY HERETO OR ITS SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

11.11     Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

11.12     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.13     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

GIBBS SYSTEM, INC.	CIMATRON LTD.
By:___________________________ William F. Gibbs President and Chief Executive Officer	By:___________________________ ___________________ ___________________
WILLIAM F. GIBBS	CIMATRON TECHNOLOGIES, INC.
By:___________________________	By:____________________________ ___________________
NORTAMIC, LLC
By:___________________________ ___________________